Exhibit 99.1

TRIUS THERAPEUTICS INITIATES PHASE 3 PROGRAM OF ORAL TOREZOLID PHOSPHATE

FOR THE TREATMENT OF ABSSSI

First ABSSSI Study Being Conducted Under an SPA with New Early Endpoints

SAN DIEGO, CA, August 30, 2010 – Trius Therapeutics, Inc. (Nasdaq: TSRX) announced that the first patient has been dosed in its Phase 3 clinical study of the oral dosage form of torezolid phosphate for the treatment of acute bacterial skin and skin structure infections (ABSSSI). The double-blind, active control, pivotal study is designed to compare the efficacy and safety of once-daily oral administration of 200 milligrams of torezolid phosphate for six days of treatment with the efficacy and safety of twice-daily oral administration of 600 milligrams of linezolid (Zyvox®) for 10 days of treatment.

The enrollment of the first patient into this study, which is the first ABSSSI study initiated under a Special Protocol Assessment (SPA) under which Trius and the Food and Drug Administration (FDA) have agreed on new early trial endpoints, occurred only three weeks after Trius’ initial public offering (IPO). In parallel, Trius also initiated its program of special population studies with the dosing of the first patient in an adolescent pharmacokinetics study. The results of this study are expected to expand the patient population eligible for Phase 3 enrollment.

“Clarity on the clinical and regulatory path afforded by our SPA, which is consistent with the FDA’s recently issued draft guidance for ABSSSI, coupled with the capital raised in our IPO have enabled us to move rapidly to initiate our Phase 3 program,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Trius. “Historically, the efficacy of antibiotics has been assessed at the end of therapy. We believe that the new early primary efficacy assessment at 48-72 hours after initiation of therapy will allow us to highlight the rapid action of torezolid phosphate, which may offer significant benefits to patients suffering from severe bacterial infections.”

The primary efficacy endpoint of the trial is the cessation of spread of infected lesions and absence of fever at 48 to 72 hours following initiation of treatment. Secondary endpoints include the sustained clinical response at the end of therapy visit, the investigator’s assessment of clinical response at all visits and clinical success at the post-treatment evaluation visit. A prospective assessment of superiority of torezolid phosphate to linezolid with respect to the primary efficacy endpoint will also be made provided non-inferiority is met. The company intends to conduct the trial in over 100 centers worldwide. More information can be found at www.clinicaltrials.gov.

About Trius Therapeutics

Trius Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious, life-threatening infections. The company’s first product candidate, torezolid phosphate, is an IV and orally administered second generation oxazolidinone being developed for the treatment of serious gram-positive infections, including those caused by MRSA. In addition to the company’s torezolid phosphate clinical program, it is currently conducting two preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by gram-negative bacteria. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the results and benefits of Trius’ adolescent pharmacokinetics study and Phase 3 clinical trial for the oral dosage form of torezolid phosphate. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; Trius’ use of the net proceeds from the IPO; the accuracy of the company’s estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; the performance of third-party manufacturers; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Registration Statement on Form S-1 that was originally filed with the United States Securities and Exchange Commission on November 6, 2009, and the amendments thereto, and Trius’ Form 10-Q for the quarter ended June 30, 2010, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507